EXHIBIT 99.1

Zones Announces Financial Results for the Three Months Ended March 31, 2008

AUBURN, WA--(Marketwire - April 24, 2008) - Zones, Inc. (the "Company," "Zones"(TM)) (NASDAQ: ZONS):

First quarter 2008 net sales grew 12.5% year-over-year to $166.8 million
First quarter 2008 SMB sales grew 12.3% compared to the prior year
First quarter 2008 diluted earnings per share increased 12.5% to $0.18 per share
Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three months ended March 31, 2008.

Total first quarter 2008 net sales grew 12.5% to $166.8 million compared with $148.2 million in the first quarter of 2007. The Company's first quarter net income was $2.6 million, or $0.18 per diluted share, compared with net income of $2.3 million, or $0.16 per diluted share, for the same quarter a year ago.

Firoz Lalji, Chief Executive Officer, commented, "We are pleased to have been able to continue delivering growth in both revenue and profits, especially given overall economic conditions. Although the business climate is challenging, we remain confident in our team's ability to execute against our strategies."

Operating Highlights

Consolidated outbound sales increased 13.0% to $165.6 million in the first quarter of 2008 compared with $146.6 million in the same period of last year. Sales to SMB customers grew 12.3% to $71.9 million in the first quarter of 2008 compared with the same quarter a year ago. Unassisted sales during the quarter were $54.4 million and represented 32.6% of total first quarter 2008 net sales.

Gross profit margins were 11.7% in the first quarter of 2008 compared to 12.3% in the first quarter of 2007 and 12.1% in the fourth quarter of 2007. The decrease in gross profit margins is due primarily to shifts in certain vendor programs, and customer and product mix. Gross profit margins as a percent of sales vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 8.3% in the first quarter of 2008, a decrease from 8.5% in the first quarter of 2007 and an increase from 7.8% in the fourth quarter of 2007.

Asset Management

The Company's balance sheet remained strong and the Company ended the quarter with a cash balance of $13.9 million. Consolidated working capital was $57.5 million at March 31, 2008 compared to $55.0 million at December 31, 2007. During the quarter, the Company repurchased and retired 47,600 shares of its common stock at an average price of $9.56 per share. Inventories increased to $23.8 million at March 31, 2008 from $21.3 million at December 31, 2007. The increase is due to on hand customer inventory and unshipped orders in various stages of processing at the end of the quarter. Trade accounts receivable decreased to $61.4 million at March 31, 2008 from $71.7 million at December 31, 2007.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including Adobe, Apple, Avaya, Cisco, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the first quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held today, April 24, 2008 at 8:30 am PT.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, the effect of fluctuating or unfavorable economic conditions on IT purchasing trends and price competition, and the Company's ability to appropriately react to those changing conditions; future growth; account executive hiring and productivity; increased expenses of being a public company; pressure on margin; competition; state tax uncertainties; rapid technological change and inventory obsolescence; reliance on vendor relationships; dependence on personnel; potential disruption of business from information systems failure; reliance on outsourced distribution; variations in gross profit margin percentages due to vendor programs and credits, product and customer mix, pricing strategies, and economic conditions; and other risks and uncertainties detailed in the Company's filings with the SEC.

ZONES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$13,892	$12,004
Receivables, net of allowances of $1,263 and $1,213	63,162	73,581
Vendor receivables, net of allowances of $984 and $780	13,098	15,139
Inventories	23,815	21,278
Prepaids expenses	1,067	861
Deferred income taxes	1,377	1,377

Total current assets	116,411	124,240

Property and equipment, net	3,119	3,383
Goodwill	5,098	5,098
Deferred income taxes	411	411
Other assets	190	190

Total assets	$125,229	$133,322

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,691	$37,040
Inventory financing	11,466	20,252
Accrued liabilities	11,528	11,479
Income taxes payable	1,216	510

Total current liabilities	58,901	69,281

Deferred rent obligation	1,670	1,733

Total liabilities	60,571	71,014

Commitments and contingencies

Shareholders' equity:
Common stock	35,447	35,676
Retained earnings	29,211	26,632

Total shareholders' equity	64,658	62,308
Total liabilities & shareholders' equity	$133,322	$125,229

ZONES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the three months
	ended March 31,
	2008	2007

Net sales	$166,757	$148,182
Cost of sales	147,193	129,982

Gross profit	19,564	18,200
Selling, general and administrative
Expenses	13,818	12,596
Advertising expense, net	1,742	1,883

Operating income	4,004	3,721

Other income, net	(104)	(24)

Income before income taxes	4,108	3,745
Provision for income taxes	1,529	1,433

Net income	$2,579	$2,312

Basic income per share	$0.20	$0.18
Shares used in computation of basic income per share	13,156	13,138

Diluted income per share	$0.18	$0.16
Shares used in computation of diluted income per share	14,604	14,718

Operating Highlights
Supplemental Data

	Three months ended
	3/31/2008	3/31/2007
Operating Data
Unassisted net sales (in 000's)	$54,379	$34,317
Sales force, end of period	334	321

Average Productivity (annualized)
Per Account Executive (in 000's)	$1,997	$1,847
Per Employee (in 000's)	$964	$886

Product Mix (% of sales)
Notebook & PDA's	27.7%	13.4%
Desktops & Servers	15.5%	22.0%
Software	15.5%	16.4%
Storage	7.3%	7.9%
NetComm	4.8%	5.7%
Printers	6.8%	8.8%
Monitors & Video	7.7%	9.8%
Memory & Processors	2.9%	5.3%
Accessories & Other	11.8%	10.6%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000